Filed pursuant to Rule 424(b)(2)
Registration No. 333-127086

Prospectus Supplement
(to Prospectus dated August 1, 2005)

This Prospectus is amended by deleting it in its entirety and replacing it with the following. This amendment revises certain language in the "Plan of Distribution" and updates the information in "Where You Can Find Additional Information -- Information Incorporated by Reference."


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PERMITTED.

                 Subject to completion - - dated August 1, 2005


                                   [TOPT Logo]


                                  $250,000,000
                                       and
                        4,771,310 Shares of Common Stock


                                TOP Tankers Inc.

         Through this prospectus, we may periodically offer:

                    (1)  our common stock,

                    (2)  our preferred shares,

                    (3)  our debt securities,

                    (4)  our warrants,

                    (5)  our purchase contracts, and

                    (6)  our units

up to a total dollar amount of $250,000,000. Our debt securities may be guaranteed pursuant to guarantees by our subsidiaries. In addition, one or more of our shareholders may periodically offer up to 4,771,310 shares of our common stock.

         The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

         We will not receive any of the proceeds from the sale of any of our common stock offered by the selling shareholders. We will bear approximately $746,925 and the selling shareholders will bear approximately $8,553 of the costs relating to the registration of all of the securities registered under this prospectus, which we estimate to be approximately $755,478.

         Our common stock is currently listed on the Nasdaq National Market under the symbol "TOPT."

         The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      The date of this prospectus is , 2005

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.................................................3
RISK FACTORS.......................................................4
USE OF PROCEEDS....................................................4
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS..........4
RATIO OF EARNINGS TO FIXED CHARGES.................................5
CAPITALIZATION.....................................................6
PLAN OF DISTRIBUTION...............................................6
ENFORCEMENT OF CIVIL LIABILITIES...................................9
DESCRIPTION OF CAPITAL STOCK.......................................9
DESCRIPTION OF PREFERRED SHARES...................................11
DESCRIPTION OF WARRANTS...........................................12
DESCRIPTION OF DEBT SECURITIES....................................13
DESCRIPTION OF PURCHASE CONTRACTS.................................25
DESCRIPTION OF UNITS..............................................25
EXPENSES..........................................................26
LEGAL MATTERS.....................................................26
EXPERTS...........................................................26
WHERE YOU CAN FIND ADDITIONAL INFORMATION.........................26

                               PROSPECTUS SUMMARY

     o This section summarizes some of the information that is contained in other documents incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information contained in such other documents.

     o Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to TOP Tankers Inc. and all of its subsidiaries, and "TOP Tankers Inc." refers only to TOP Tankers Inc. and not to its subsidiaries.

     o We use the term deadweight, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

                                   Our Company

         As of July 15, 2005, we owned and operated a fleet of 22 vessels, consisting of 13 double-hull Handymax tankers and 9 double-hull Suezmax tankers, with a total cargo carrying capacity of approximately 2.0 million dwt. We refer to these 22 tankers as our current fleet. Our Handymax tankers carry refined petroleum products, such as gasoline, jet fuel, kerosene, naphtha and heating oil, and our Suezmax tankers carry crude oil. 100% of our current fleet is double-hull. In addition to these 22 vessels, we operate the M/T Yapi, a Handysize tanker that we agreed to sell to a third party in March 2005 and will be delivered to the purchaser in the fourth quarter of 2005.

         Our financial strategy is focused on maintaining a targeted level of leverage and distributing a portion of our annual net income as dividends to our shareholders. As of March 31, 2005, we had a ratio of debt to total capital of approximately 58.1% as adjusted for the debt incurred in connection with the acquisition of the M/T Faultless, the M/T Soundless, the M/T Noiseless and M/T Topless. Our business strategy is focused on building and maintaining enduring relationships with participants in the international shipping industry, including leading charterers, oil companies, oil traders, brokers, suppliers, classification societies, insurers and others. We seek to continue to create long-term value principally by acquiring and operating high quality double-hull, refined petroleum products and crude oil tankers. Consistent with this strategy, our tankers enable us to serve customers in the crude oil and refined petroleum products sectors of the tanker industry. Depending on market opportunities, we may also seek to expand into other sectors of the shipping industry.

         We believe we have established a reputation in the international ocean transport industry for operating and maintaining our fleet with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets and who have strong ties to a number of national, regional and international oil companies, charterers and traders.

         TOP Tanker Management, Inc., or TOP Tanker Management, our wholly-owned subsidiary, is responsible for the chartering, operational and technical management of our current fleet. TOP Tanker Management subcontracts the technical management of our fleet to other reputable independent third party technical management companies.

                               Corporate Structure

         We own our vessels through separate wholly-owned subsidiaries incorporated in various jurisdictions. Our wholly-owned subsidiary, TOP Tanker Management, acts as a manager for our current fleet, providing services such as managing day-to-day vessel operations including supervising the crewing, supplying, maintaining, and drydocking of vessels, as well as providing commercial management services regarding identifying suitable vessel charter opportunities and monitoring the performance of our third-party technical management subcontractors.

         We are incorporated under the laws of the Marshall Islands. We maintain our principal executive offices at 109-111 Messogion Avenue, Politia Centre, Athens 115 26 Greece. Our telephone number at that address is (011) (30) (210) 69 78 000.

                           The Securities We May Offer

         We may use this prospectus to offer up to $250,000,000 of our:

          o    common stock,

          o    preferred shares,

          o    debt securities,

          o    warrants,

          o    purchase contracts, and

          o    units.

         Our debt securities may be guaranteed pursuant to guarantees by our subsidiaries. In addition, the selling shareholders may offer up to 4,771,310 shares of our common stock.

         A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

                                  RISK FACTORS

         A prospectus supplement will describe the risks that relate to the industry in which we operate and our business in general and certain risks associated with an investment in the securities offered.

                                 USE OF PROCEEDS

         Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and for general corporate purposes.

            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

         This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

         All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

          future operating or financial results;

          statements  about planned,  pending or recent  acquisitions,  business
          strategy  and  expected  capital   spending  or  operating   expenses,
          including drydocking and insurance costs;

          statements about crude oil and refined petroleum products tanker shipping market trends, including charter rates and factors affecting supply and demand;

          our ability to obtain additional financing;

          expectations regarding the availability of vessel acquisitions; and

          anticipated developments with respect to pending litigation.

         The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although TOP Tankers Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, TOP Tankers Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections described in the forward looking statements contained in this report.

         Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter rates and vessel values, failure of a seller to deliver one or more vessels, failure of a buyer to accept delivery of a vessel, inability to procure acquisition financing, default by one or more charterers of our ships, changes in demand for crude oil, refined petroleum products, the effect of changes in OPEC's petroleum production levels, worldwide crude oil consumption and storage, changes in demand that may affect attitudes of time charterers, scheduled and unscheduled drydocking, changes in TOP Tankers Inc.'s voyage and operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations including requirements for double-hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, international hostilities and political events or acts by terrorists.

         When  used  in  this  document,  the  words  "anticipate,"  "estimate,"
"project,"   "forecast,"  "plan,"  "potential,"  "will,"  "may,"  "should,"  and
"expect" reflect forward-looking statements.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding four fiscal years and the three months ending March 31, 2005.(1)
                                                                        Three
                                                                        Months
                                           Year Ended December 31,      Ended
                                --------------------------------------  March
                                  2001       2002     2003    2004      31, 2005
                                  ----       ----     ----    ----      --------
                                       (in thousands of U.S. Dollars)

EARNINGS:
   Net income                   1,777         201     1,634   32,794    19,121
   Add: Fixed charges             740         822     1,165    4,486     2,388
                                ------      ------    -----   ------    ------

   Total Earnings               2,517       1,023     2,799   37,280    21,509
                                ======      =====     =====   ======    ======

FIXED CHARGES:
   Interest expense               709         797     1,128    4,161     2,207
   Amortization of
       capitalized expenses
   relating to indebteness         31          25        37      325       181
                                ------      ------    -----   ------    ------

   Total Fixed Charges            740         822     1,165    4,486     2,388
                                ======      =====     =====   ======    ======

RATIO OF EARNINGS TO FIXED
CHARGES                         3.4x      1.2x       2.4x     8.3x      9.0x

---------------
(1) We have not included our ratio of earnings to fixed charges for the fiscal year ended December 31, 2000, due to the unreasonable effort and expense of preparing such information.

         For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income plus interest expense and amortization of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and amortization of capitalized expenses relating to indebtedness.

                                 CAPITALIZATION

         A prospectus supplement will include information on the Company's consolidated capitalization.

                              PLAN OF DISTRIBUTION

         We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

         In addition, we may sell some or all of the securities included in this prospectus through:

          o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

          o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

          o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         In addition, we may enter into option or other types of transactions that require us to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus.

         We may enter into hedging transactions with respect to our securities. For example, we may:

          o enter into transactions involving short sales of our common stock by broker-dealers;

          o sell shares of common stock short themselves and deliver the shares to close out short positions;

          o enter into option or other types of transactions that require us to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

          o loan or pledge shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

         Any   broker-dealers  or  other  persons  acting  on  our  behalf  that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

         At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         Underwriters or agents could make sales in negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our common shares, sales made to or through a market maker other than on an exchange or otherwise.

         Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions, purchases to cover syndicate short positions created in connection with the offering and passive market making. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. In passive market making, market makers in the shares of common shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common shares until the time, if any, at which a stabilizing bid is made. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time.

         The selling shareholders may enter into hedging transactions with respect to our common stock. For example, the selling shareholders may:

          o enter into transactions involving short sales of the common stock by broker-dealers;

          o sell common stock short themselves and deliver the shares to close out short positions;

          o enter into option or other types of transactions that require the selling shareholders to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

          o loan or pledge the ordinary shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling shareholders and any broker-dealers or other persons acting on the behalf of parties that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party, nor are we aware that the selling shareholders are a party to any agreement, arrangement or understanding between any broker or dealer and the selling shareholders or us with respect to the offer or sale of the shares pursuant to this prospectus.

         We will bear costs relating to all of the securities being registered under this prospectus, other than underwriters' discounts, commissions and transfer taxes accrued for the common stock sold for the account of the selling shareholders.

         The selling shareholders may also sell our common stock pursuant to Rule 144 promulgated under the Securities Act or in other transactions that are exempt from registration under the Securities Act.

         Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

                        ENFORCEMENT OF CIVIL LIABILITIES

         TOP Tankers Inc. is a Marshall Islands company and our executive offices are located outside of the U.S. in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the U.S. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the U.S. As a result, you may have difficulty serving legal process within the U.S. upon us or any of these persons. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

         Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

                          DESCRIPTION OF CAPITAL STOCK

         Under our articles of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, of which 28,080,840 shares are issued and outstanding as of July 15, 2005, and 20,000,000 shares of preferred stock, none of which were issued as of July 15, 2005.

Common Stock

         Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Other Matters

         Our Articles of Incorporation and Bylaws. Our purpose, as stated in Section B of our Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

         Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by shareholders holding not less than one-tenth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

         Directors. Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

         The board of directors must consist of at least one member. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board. Each director shall be elected to serve until the next annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us.

         Dividends. While we cannot assure you that we will continue to do so, and subject to the limitations discussed below, we currently intend to pay regular cash dividends on our common stock on a quarterly basis. We paid a quarterly dividend of $0.21 per share to holders of our common stock in January, April and July 2005 and a special dividend of $0.25 per share to holders of our common stock in July 2005.

         Declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, the terms of the debt securities we offer, the provisions of applicable law affecting the payment of distributions to shareholders and other factors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. The laws governing us and our subsidiaries generally prohibit the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent.

         Dissenters'  Rights  of  Appraisal  and  Payment.  Under  the  Business
Corporation Act of the Republic of the Marshall Islands, or BCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

         Shareholders' Derivative Actions. Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

         Anti-takeover Provisions of our Charter Documents. Several provisions of our articles of incorporation and by-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

         Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

         Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal of Directors

         Our articles of incorporation prohibit cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

         Our articles of incorporation and our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our by-laws provide that, subject to certain exceptions, only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.


                         DESCRIPTION OF PREFERRED SHARES

         The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our ordinary shares.

                             DESCRIPTION OF WARRANTS

         We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

         The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

          o    the title of such warrants;

          o    the aggregate number of such warrants;

          o    the price or prices at which such warrants will be issued;

          o the currency or currencies, in which the price of such warrants will be payable;

          o the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

          o the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

          o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

          o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

          o if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

          o if applicable, the date on and after which such warrants and the related securities will be separately transferable;

          o    information with respect to book-entry procedures, if any;

          o if applicable, a discussion of any material United States Federal income tax considerations; and

          o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                         DESCRIPTION OF DEBT SECURITIES

         In this section, references to "holders" mean those who own debt securities registered in their own names on the books that TOP Tankers Inc. or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled "Global Securities."

General

         The debt securities offered by this prospectus will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The indenture trustee under each of the senior debt indenture and the subordinated debt indenture will be Manufacturers and Traders Trust Company. We have filed the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in "Where You Can Find More Information", or by contacting the applicable indenture trustee.

         The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

         The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Information in the Prospectus Supplement

         The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

          o    the title or designation;

          o    whether the debt is senior or subordinated;

          o whether the debt is guaranteed by our subsidiaries and whether those guarantees are secured and, if so, the collateral securing the guarantees;

          o    the   aggregate   principal   amount   offered   and   authorized
               denominations;

          o    the initial public offering price;

          o    the maturity date or dates;

          o any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

          o whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

          o if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any; o if the debt securities are floating rate debt securities, the method of calculating the interest rate;

          o    if  the  debt   securities   are  original  issue  discount  debt
               securities, their yield to maturity;

          o the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

          o if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

          o    any provisions for the payment of additional amounts for taxes;

          o the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

          o whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

          o the terms and conditions on which the debt securities may be redeemed at the option of the Company;

          o any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

          o    the names and duties of any co-indenture trustees,  depositaries,
               authentication   agents,   calculation  agents,   paying  agents,
               transfer agents or registrars for the debt securities;

          o any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

          o the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries' debt;

          o if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

          o    the place where we will pay principal and interest;

          o additional provisions, if any, relating to the defeasance of the debt securities;

          o    any United States federal income tax consequences, if material;

          o    the dates on which premium, if any, will be paid;

          o our right, if any, to defer payment of interest and the maximum length of this deferral period;

          o    any listing of the debt securities on a securities exchange; and

          o    any other specific terms of the debt securities.

         We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Global Securities."

Senior Debt

         We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

         We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

         In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

         If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

         If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

         Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

         Senior debt means:

          o the principal, premium, if any, interest and any other amounts owing in respect of indebtedness of the Company and/or of our subsidiaries that may guarantee our debt for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

          o    all capitalized lease obligations;

          o    all hedging obligations;

          o all obligations representing the deferred purchase price of property; and

          o all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

          o    but senior debt does not include:

          o    subordinated debt securities;

          o    any subsidiary  guarantees of the  subordinated  debt securities;
               and

          o any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

         Amalgamation and Sale of Assets. We may not, in a single transaction or a series of related transactions:

          o consolidate, amalgamate or merge with or into any other person or permit any other person to consolidate, amalgamate or merge with or into us; or

          o directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

          unless, in either such case:

          o in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

          o immediately before and after giving effect to the transaction, no default on the debt securities exists; and

          o an officer's certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

         Amalgamation and Sale of Assets by our subsidiaries that may guarantee our debt securities. Where the terms of any debt securities we may issue provide, no subsidiary that guarantees our debt may:

          o consolidate or amalgamate or merge with or into any other person (other than us or another subsidiary that guarantees our debt); or

          o directly or indirectly transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (other than to us or to another subsidiary that guarantees our debt), unless, in either such case:

          o the entity formed by such consolidation or into which such subsidiary amalgamates or merges, or which acquires by transfer, sale or lease the properties and assets of such subsidiary substantially as an entirety, is organized under the laws of the United States or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of such subisidiary's obligations under the indenture;

          o immediately before and after giving effect to the transaction, no default on the debt securities exists; and

          o an officer's certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

         Other Covenants. In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

          o    our ability to incur indebtedness;

          o our ability to pay dividends and to repurchase or redeem our capital stock;

          o our ability to create dividend and other payment restrictions affecting our subsidiaries;

          o    mergers and consolidations by us;

          o    sales of assets by us;

          o    our ability to enter into transactions with affiliates;

          o    our ability to incur liens; and

          o    our ability to enter into sale and leaseback transactions.

Modification of the Indentures

         Under the indentures, we and the relevant indenture trustee may amend the indentures, without the consent of any holder of the debt securities to:

          o    cure ambiguities, defects or inconsistencies;

          o comply with the covenant described under "Amalgamation and Sale of Assets";

          o add to our covenants or to those of our subsidiaries who may guarantee the debt securities for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us or our subsidiaries;

          o add any additional events of default for the benefit of the holders of all or a series of debt securities;

          o    establish the form or terms of debt securities of any series;

          o provide for uncertificated debt securities in addition to or in place of certificated debt securities;

          o    add additional guarantors of the debt securities;

          o    secure the debt securities;

          o to evidence the succession of another person to the Company and the assumption of the covenants in the indentures and in the debt securities by such successor;

          o    to make provisions with respect to conversion rights, if any;

          o to add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

          o    appoint a successor indenture trustee under either indenture;

          o add to, change or eliminate any provision of the indentures so long as such addition, change or elimination does not affect the rights of the holders; or

          o to conform any provision of the indentures to the "Description of Debt Securities" contained in this prospectus or any similar provision in any prospectus supplement relating to an offer of debt securities under the indentures.

         We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

          o    extend the fixed maturity of any such debt securities;

          o reduce the rate or change the time of payment of interest on such debt securities;

          o reduce the principal amount of such securities or the premium, if any, on such debt securities;

          o    change  or  waive  the   redemption   provisions   of  such  debt
               securities;

          o    change any obligation of ours to pay additional amounts;

          o    change any obligation of ours to maintain an office or agency;

          o reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

          o    adversely affect the ranking on such debt securities;

          o adversely affect the right, if any, to convert such debt securities;

          o adversely affect the right of repayment or repurchase at the option of the holder;

          o    reduce or postpone any sinking fund or similar provision;

          o change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

          o impair the right to sue for the enforcement of any payment on such debt securities;

          o reduce the percentage of debt securities of a series whose holders need to consent to the modification or a waiver; or

          o with respect to subordinated debt securities, modify or change any provisions of the indenture or the related definitions affecting the subordination or ranking of any debt securities or any guarantees of our subsidiaries, in a manner which adversely affects the holders.

Defaults

         Each indenture provides that events of default regarding any series of debt securities will be:

          o our failure to pay required interest on any debt security of such series for 30 days;

          o our failure to pay principal or premium, if any, on any debt security of such series when due;

          o our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

          o our failure to perform for 30 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

          o a breach by us, or by our subsidiaries that may guarantee our debt securities, of the covenant with respect to amalgamation and sale of assets;

          o our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of a specified amount;

          o a finding that a guarantee of our debt securities by any of our subsidiaries is unenforceable or invalid; and

          o certain events of bankruptcy or insolvency, whether voluntary or not.

         If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

         No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

         Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under the indentures and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee reasonable security or indemnity.

         If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

         Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any, and the right to convert such debt security, if applicable.

Subsidiary Guarantees

         Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Defeasance

         After we have deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for Federal income tax purposes, we may elect to have our obligations and those of any guarantors of our obligations under the applicable indenture and any guarantees discharged with respect to the outstanding debt securities of any series ("defeasance and discharge"). Defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

          o    the  rights  of  holders  of  the  debt   securities  to  receive
               principal, interest and any premium when due;

          o our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

          o    the  rights,   powers,  trusts,  duties  and  immunities  of  the
               indenture trustee; and

          o    the defeasance provisions of the indenture.

         Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture ("covenant defeasance"). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" will no longer constitute an event of default for that series.

Global Securities

         The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

         We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

         Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

         So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

         The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

         Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

         We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

         Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

          o the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

          o we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

          o    there shall have  occurred and be  continuing an event of default
               under  the   applicable   indenture  with  respect  to  the  debt
               securities of that series.

         Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

         In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

         DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

         To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

         Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

         Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institutions to whose accounts the debt securities are credited on the record date.

         If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

         To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

         DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

         We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Governing Law

         Unless  otherwise  stated  in  the  prospectus  supplement,   the  debt
securities and the indentures will be governed by New York law.

Consent to Jurisdiction and Service

         The indentures provide that we and each of our subsidiaries that guaranty our debt securities will appoint Seward & Kissel LLP as their agent for actions arising out of or relating to the applicable indenture, the debt securities or the related guarantees brought under Federal or state securities laws in any Federal or state court located in New York, New York and will submit to such jurisdiction. If for any reason Seward & Kissel LLP is unable to serve in such capacity, we will appoint another agent reasonably satisfactory to the indenture trustee.

Payment and Paying Agents

         Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office or agency of the indenture trustee in New York, New York. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office or agency of the indenture trustee in New York, New York, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Transfer and Exchange

         The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office or agency of the indenture trustee in New York, New York. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

                        DESCRIPTION OF PURCHASE CONTRACTS

         We may issue purchase contracts for the purchase or sale of:

          o debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

          o    currencies; or

          o    commodities.

         Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

         The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

                              DESCRIPTION OF UNITS

         As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

          o the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

          o a description of the terms of any unit agreement governing the units; and

a description of the provisions for the payment, settlement, transfer or exchange or the units.

                                    EXPENSES

         The  following   are  the  estimated   expenses  of  the  issuance  and
distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

         SEC registration fee                  $  37,978
         Blue sky fees and expenses            $   7,500
         Printing and engraving expenses       $ 150,000
         Legal fees and expenses               $ 180,000
         Rating agency fees                    $ 100,000
         Accounting fees and expenses          $ 150,000
         Indenture trustee fees and experts    $  35,000
         Transfer agent and registrar          $  20,000
         Miscellaneous                         $  75,000
                                                  ------

         Total                                 $ 755,478
                                                 ========

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Islands law.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2004, filed with the SEC on June 28, 2005 and any amendments thereto, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

         We file annual and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 Fifth Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available on our website at http://www.toptankers.com.

Information Incorporated by Reference

         The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

         We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the SEC on April 20, 2007, and amended on April 26, 2007, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed. We also incorporate by reference the reports of our 2007 first quarter results, filed with the SEC on Form 6-K on June 13, 2007. Additionally, we incorporate by reference any future filings we will make with the SEC under the Securities Exchange Act if such filings state that they are incorporated by reference into this prospectus, until we file a post-effective amendment indicating that the offering of securities made by this prospectus has been completed.

         You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

                  TOP Tankers Inc.
                  Attn: Eirini Alexandropoulou
                  109-111 Messogion Avenue
                  Politia Centre
                  Athens 115 26 GR
                  (011) (30) 210 69 78 000 http://www.toptankers.com

Information Provided by the Company

         We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq National Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.


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